Exhibit 99.2

MINDSPEED TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On February 6, 2012, Mindspeed Technologies, Inc. (Mindspeed or the Company) completed the acquisition of picoChip Inc. and its wholly owned subsidiaries (collectively, picoChip). Pursuant to the terms of the acquisition agreement, all of picoChip’s outstanding shares were converted into the right to receive consideration consisting of cash and shares of the Company’s common stock. The Company paid approximately $26.7 million (less certain deductions) and issued an aggregate of 5.2 million shares of the Company’s authorized common stock, par value $0.01 per share, to the stockholders of picoChip.

The unaudited pro forma combined balance sheet combines Mindspeed’s September 30, 2011 consolidated balance sheet with picoChip’s September 30, 2011 unaudited consolidated balance sheet and gives pro forma effect as if the picoChip acquisition had been completed on September 30, 2011. The unaudited pro forma combined statement of operations combines Mindspeed’s consolidated statement of operations for the twelve months ended September 30, 2011 with picoChip’s unaudited consolidated statement of operations for the twelve months ended September 30, 2011 and gives pro forma effect as if the picoChip acquisition had been completed as of October 1, 2010. picoChip’s unaudited consolidated statement of operations for the twelve months ended September 30, 2011 was derived from picoChip’s unaudited consolidated statement of operations for the nine months ended September 30, 2011 and picoChip’s historical consolidated statement of operations for the twelve months ended December 31, 2010.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the date indicated, nor is it indicative of future operating results or financial positions. The pro forma adjustments are based upon currently available information and certain assumptions that Mindspeed believes are reasonable under the circumstances.

A final determination of fair values relating to the picoChip acquisition may differ materially from preliminary estimates and will include management’s final valuation of the fair value of assets acquired and liabilities assumed. This final valuation will be based on the actual net tangible and intangible assets of picoChip that existed as of the date of the completion of the picoChip acquisition. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma combined financial statements.

These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Mindspeed with the Securities and Exchange Commission, as well as the historical consolidated financial statements and related notes of picoChip that are attached as Exhibit 99.1 to Mindspeed’s Current Report on Form 8-K/A (Amendment No. 1) dated February 6, 2012 and filed with the Securities and Exchange Commission on April 18, 2012.

MINDSPEED TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(in thousands, except par value)

	Historical Mindspeed	Historical picoChip	Pro Forma Adjustments	*	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$45,227	$1,195	$27,358	A	$53,301
			(20,479)	B
Receivables, net	13,393	1,832	—		15,225
Inventories	14,216	1,696	1,562	C	17,474
Research and development tax credit receivable	—	2,768	—		2,768
Prepaid expenses and other current assets	3,067	1,196	—		4,263

Total current assets	75,903	8,687	8,442		93,032
Property, plant and equipment, net	15,369	3,084	610	D	19,063
Intangible assets
Licensed and purchased intangibles, net	17,357	2,305	(2,305)	E	17,357
Tradenames and trademarks	—	—	310	E	310
Developed technology	—	—	11,800	E	11,800
Customer relationships	—	—	1,500	E	1,500
In-process research and development	—	—	800	E	800
Goodwill	—	—	52,171	E	52,171
Other assets	1,982	39	—		2,021

Total assets	$110,611	$14,115	$73,328		$198,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,532	$2,195	$—		$7,727
Accrued compensation and benefits	7,292	371	—		7,663
Accrued income taxes	690	—	—		690
Deferred income on sales to distributors	5,346	—	—		5,346
Deferred revenue	653	1,441	(1,441)	F	3,543
			2,890	F
Restructuring	944	—	—		944
Other current liabilities	5,100	4,548	(694)	G	25,711
			10,000	H
			2,431	I
			1,557	J
			2,768	K
Capital lease obligation, current portion	—	108	—		108
Line of credit	—	—	12,500	A	12,500
Current portion of loans	—	3,160	(3,160)	L	—
Convertible loan notes	—	9,483	(9,483)	G	—

Total current liabilities	25,557	21,306	17,369		64,232
Long-term debt	14,216	—	15,000	A	29,216
Preferred stock warrants liability	—	367	(367)	M	—
Capital lease obligation	—	138	—		138
Deferred revenue, long-term	—	8,131	(8,131)	F	—
Other liabilities	1,426	1,410	—		2,836

Total liabilities	41,199	31,352	23,871		96,422

Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock, $0.0001 par value, 28,018 shares authorized; 21,143 shares issued and outstanding	—	80,925	10,177	G	—
			(91,102)	N
Stockholders’ Equity
Preferred stock, $0.01 par value: 25,000 shares authorized; no shares issued or outstanding	—	—	—		—
Series E-1 convertible preferred stock , $0.0001 par value, 3,665 shares authorized; 3,552 issued and outstanding shares	—	225	(225)	N	—
Series F-1 convertible preferred stock, $0.0001 par value, 500 shares authorized; 438 issued and outstanding shares	—	44	(44)	N	—
Common stock, $0.0001 par value, 45,000 shares authorized; 2,206 issued and outstanding shares	—	—	—		—
Common stock, $0.01 par value, 100,000 shares authorized; 34,515 issued and outstanding shares	345	—	52	O	397
Additional paid-in capital	326,863	12,220	(12,220)	N	360,602
			33,739	O
Accumulated deficit	(257,756)	(110,651)	110,284	N	(259,327)
			(142)	A
			(1,429)	I
			367	M
Accumulated other comprehensive loss	(40)	—	—		(40)

Total stockholders’ equity/(deficit)	69,412	(98,162)	130,382		101,632

Total liabilities and stockholders’ equity	$110,611	$14,115	$73,328		$198,054

*	See Note 3 of the accompanying notes for explanations of the pro forma adjustments

See accompanying notes to unaudited pro forma combined financial statements.

MINDSPEED TECHNOLOGIES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2011

(in thousands, except per share amounts)

	Historical Mindspeed	Historical picoChip	Pro Forma Adjustments	*	Pro Forma Combined
Net revenue:
Products	$159,589	$15,989	$—		$175,578
Software and maintenance	—	1,618	—		1,618
Intellectual property	2,500	—	—		2,500

Total net revenue	162,089	17,607	—		179,696
Costs and operating expenses:
Costs of products sold	60,292	7,993	983	P	69,268
Research and development	59,174	12,048	(429)	D	69,939
			(854)	P
Selling, general and adminsitrative	42,118	14,455	(115)	D	56,879
			421	P
Special charges	1,032	—	—		1,032

Total costs and operating expenses	162,616	34,496	6		197,118

Operating loss	(527)	(16,889)	6		(17,422)
Interest expense	(1,595)	(696)	696	A	(2,777)
			(1,182)	A
Other income, net	1,608	90	—		1,698

Loss before income taxes	(514)	(17,495)	(480)		(18,501)
Provision for income taxes	241	(484)	—		(243)

Net loss	$(755)	$(17,979)	$(480)		$(19,266)

Net loss per share:
Basic	(0.02)				(0.51)
Diluted	(0.02)				(0.51)
Weighted-average number of shares used in per share computation:
Basic	32,279		5,191	O	37,470
Diluted	32,279		5,191	O	37,470

MINDSPEED TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

Identifiable assets and liabilities of picoChip, including identifiable intangible assets, were recorded based on their estimated fair values as of September 30, 2011.

Property, plant and equipment: Property, plant and equipment acquired consisted of only assets to be used and will be depreciated using the straight-line method over their estimated remaining useful lives ranging from one to nine years. The fair value of property, plant and equipment was determined based on the value that a market participant would ascribe for comparable used assets.

Inventories: Inventories acquired included raw materials, work-in-process and finished goods. The fair value of raw materials and work-in-process was determined based on a market participant’s estimated selling price of the eventual finished inventories, adjusted for a market participant’s expected: (i) costs to complete the manufacturing process; (ii) costs of the selling effort; and (iii) a reasonable profit allowance for the remaining manufacturing and selling effort. The fair value of finished goods was determined based on the estimated selling price, net of selling costs and a margin on the selling costs.

Deferred revenue: Deferred revenue represented a legal performance obligation of postcontract customer support that Mindspeed assumed upon the close of the acquisition. The fair value of the assumed deferred revenue obligation was based on a cost build-up approach. Management estimated the costs that would be incurred for a market participant to fulfill the obligation plus a normal profit margin for the level of effort or assumption of risk by Mindspeed after the acquisition date. The normal profit margin did not include any profit related to selling or other efforts completed prior to the acquisition. The provision of goods or services required under the obligation will trigger derecognition of the deferred revenue liability recognized in the acquisition and recognition of revenue in the statement of operations.

Identifiable intangible assets and liabilities: Identifiable intangible assets and liabilities acquired included trademarks and tradenames, developed technology, in-process research and development and customer relationships. The fair value of intangible assets was based on the Company’s preliminary valuation. Estimated useful lives (where relevant for the purposes of these unaudited pro forma combined financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows. In order to estimate the fair value of the intangible assets below, a required rate of return for a hypothetical investor in the Company was determined using a weighted average cost of capital computation.

•

Tradenames and trademarks: The value assigned to picoChip’s tradenames and trademarks was determined using the income approach. The present value of the expected after-tax royalty savings was added to the sum of the expected amortization tax benefit. The royalty rates were selected based on observed market royalty rates, perceived recognition, strength of the brand within the Company’s specific industry and a profit split analysis. The selected royalty rates were then applied to the projected revenues for the various tradenames and trademarks. The fair value of tradenames and trademarks will be capitalized as of the acquisition date and subsequently amortized using a straight-line method to selling, general and administrative expenses over their estimated period of use of 18 months.

•

Developed technology: The value assigned to the acquired developed technology was determined using the income approach. The royalty savings were estimated by applying an estimated royalty rate to the projected revenues for the Company. The selected royalty rate for the acquired developed technology was based on the Company’s expectations concerning trade secrets, gross margins and a hypothetical third-party buyer. The royalty savings were then adjusted for taxes and discounted to present value. The fair value of developed technology will be capitalized as of the acquisition date and subsequently amortized using a straight-line method to cost of products sold over the estimated remaining life of 12 years.

•

Customer relationships: An intangible customer relationship asset was recognized to the extent that picoChip was expected to benefit from future contracts which, at the date of acquisition, did not exist but which were reasonably anticipated given the history and operating practices of picoChip. The value assigned to customer relationships was determined using the income approach. Forecasted cash flows derived from the acquired customer relationships, net of returns on contributory assets, were discounted to present value. A customer attrition analysis was performed using historical data and a long-term forecast was constructed based on the Company’s financial projections and expectations. Associated income taxes were based on an assumed tax rate of a hypothetical buyer. The net income was then charged for the required returns of debt-free working capital, net fixed and other assets, assembled workforce, developed technology and tradenames to derive the residual cash flows related to the customer relationships acquired. The residual cash flows were then discounted to present value. The fair value of customer relationships will be capitalized as of the acquisition date and subsequently amortized using a straight-line method to selling, general and administrative expenses over the estimated remaining life of 7 years.

•

In-process research and development: In-process research and development represents incomplete research and development projects at picoChip. The fair value of in-process research and development was determined using the income approach, including the application of probability factors related to the likelihood of success of the respective products reaching final development and commercialization. It also took into consideration information and certain program-related documents and forecasts prepared by management. The fair value of in-process research and development will be capitalized as of the acquisition date and subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the estimated useful life of the asset.

•

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized, but will be tested for impairment at least annually or whenever certain indicators of impairment are present. In the future, if goodwill impairment is present, the Company will compare the implied fair value of goodwill to the carrying amount. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess. The loss recognized will not exceed the carrying amount of goodwill.

•

Pre-acquisition contingencies: The Company has not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to management prior to the end of the measurement period (no longer than 12 months after the closing of the merger), which would indicate that a liability as of the acquisition date is probable and the amount can be reasonably estimated, such items will be reflected in the acquisition accounting.

2. Preliminary Purchase Price

The Company paid approximately $26.7 million and issued 5,190,625 shares of Mindspeed’s authorized common stock valued at $33.8 million based on the Company’s closing common stock price on the acquisition’s closing date.

The $26.7 million of cash consideration was reduced by approximately $6.7 million of assumed liabilities, which primarily consisted of accrued employee bonuses, management transaction bonuses, direct costs of the acquisition incurred by picoChip that remained unpaid as of the acquisition’s closing date, a closing net asset adjustment and other liabilities pursuant to the acquisition agreement. The reduction in cash consideration was partially offset by approximately $408,000, which represented the amount of picoChip’s cash on hand immediately prior to the close of acquisition. The cash consideration transferred upon acquisition was $20.5 million.

The Company may also become obligated to make additional earnout payments, contingent on the achievement of milestones relating to, among other things: (i) revenue associated with sales of certain picoChip products for the period beginning on the closing of the acquisition and ending on December 31, 2012; and (ii) product and business development milestones. The maximum amount payable upon achievement of the revenue and development milestones is $25.0 million. Earnout payments, if any, will be paid in the first quarter of calendar year 2013. Earnout payments may be made in the form of cash, stock or any combination thereof.

picoChip can earn a total of $13.0 million subsequent to the end of the calendar year ended December 31, 2012 based on a 1.3x multiple of any revenue generated in excess of $25.0 million between the close of the acquisition and December 31, 2012. Management does not expect picoChip revenue will meet the minimum revenue amount in calendar year 2012. As such, no value has been ascribed to this portion of the earnout.

The remaining potential earnout payments consisted of a business development earnout payment of $7.0 million and a product development earnout payment of $5.0 million. Management estimates that these earnout payments will be made, however, has applied a discount rate to represent the risk of these not occurring in determining the fair value.

The Company has the right to offset its earnout payments with certain employee termination liabilities incurred subsequent to the close of the acquisition. The Company also has the right to offset the product development earnout with certain expenses incurred by the Company subsequent to the close of the acquisition in order to achieve the product development earnout. The estimated employee termination liabilities and costs to be incurred to achieve the product development earnout as of the close of the acquisition have been discounted at a risk-free rate because the Company will not realize the benefit of these reductions to earnout payments until the earnout payments have been made. The fair value of the total net earnout consideration was approximately $10.0 million.

The total fair value of consideration transferred for the acquisition of $64.3 million was allocated to the preliminary net tangible and intangible assets based upon their estimated fair values as of the date of the acquisition. The excess of the purchase price over the preliminary net tangible and intangible assets was recorded as goodwill.

The following summarizes the preliminary purchase price allocation of the picoChip acquisition, as if the acquisition had occurred on September 30, 2011 (in thousands):

Assets acquired:
Cash and cash equivalents	$1,195
Receivables, net	1,832
Inventories	3,258
Research and development tax credit receivable	2,768
Prepaid expenses and other current assets	1,196
Property, plant and equipment, net	3,694
Intangible assets
Tradenames and trademarks	310
Developed technology	11,800
Customer relationships	1,500
In-process research and development	800
Goodwill	52,171
Other assets	39

Total assets acquired	$80,564

Liabilities assumed:
Accounts payable	$2,195
Accrued compensation and benefits	371
Deferred revenue	2,890
Research and development tax credit payable	2,768
Other current liabilities	6,414
Capital lease obligation, current portion	108
Capital lease obligation	138
Other liabilities	1,410

Total liabilities assumed	$16,294

Net acquired assets	$64,270

3. Pro forma Adjustments

Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to picoChip’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reflect the interest and amortization of deferred financing costs associated with the transaction financing.

The following describes the pro forma adjustments related to the picoChip acquisition made in the accompanying unaudited pro forma combined balance sheet as of September 30, 2011, and the unaudited pro forma combined statement of operations for the twelve months ended September 30, 2011:

A)	to record the borrowings, net of proceeds and costs, and the corresponding interest expense under a loan and security agreement that Mindspeed entered into in connection with the acquisition, and to eliminate the interest expense on the statement of operations that was incurred from picoChip’s debt, which was not assumed upon the close of the acquisition;

B)	to reduce cash and cash equivalents by the total cash consideration paid for the acquisition of $20.5 million;

C)	to reflect the estimated fair value of inventory acquired as of September 30, 2011;

D)	to reflect the estimated fair value of property, plant and equipment as of September 30, 2011 and the net decrease in depreciation to the statement of operations;

E)	to record the estimated fair value of identifiable intangible assets acquired;

F)	to reverse deferred revenue and accrue the fair value of a liability for expected contractual performance obligations;

G)	to record the conversion of the convertible loan notes into convertible preferred stock upon the close of the acquisition and to reverse the corresponding net put option liability and accrued interest;

H)	to record the estimated fair value of the earnouts;

I)	to record Mindspeed and picoChip’s respective estimated transaction costs payable, assuming the merger closed on September 30, 2011. Mindspeed’s transaction costs are included in accumulated deficit and other current liabilities as of September 30, 2011. picoChip’s transaction costs are included in other current liabilities as of September 30, 2011, as these transaction costs reduced the net assets and impacted the calculation of goodwill;

J)	to record various liabilities assumed upon the close of the acquisition, including a management transaction bonus of approximately $1.3 million payable to certain picoChip members of management and former advisors upon the close of the acquisition;

K)	to record the estimated fair value of a United Kingdom tax credit, which is payable by Mindspeed to escrow with the other purchase consideration;

L)	to reflect the payment of picoChip’s debt, which was paid with proceeds from the acquisition upon close;

M)	to eliminate the preferred stock warrants, which were terminated prior to the acquisition pursuant to the acquisition agreement;

N)	to eliminate picoChip’s stockholders’ equity upon the close of the acquisition;

O)	to record the fair value of 5.2 million shares of Mindspeed’s common stock issued as part of the consideration for the acquisition; and

P)	to eliminate picoChip’s historical amortization of intangible assets and to record the amortization of the amortizable intangible assets resulting from the purchase of picoChip.